Exhibit 99.1

For Immediate Release	Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT 06856-4505

tel +1-203-968-3000

Charles Prince Elected to Xerox Board of Directors

Board declares dividend; promotes Stephen Cronin to senior vice president

NORWALK, Conn., July 10, 2008 – Xerox Corporation’s (NYSE: XRX) board of directors today elected Charles Prince, former chairman and chief executive officer of Citigroup Inc., to the board.

“Chuck is a visionary leader whose unique talent and exceptional business experience will be a tremendous asset to our board,” said Xerox Chairman and CEO Anne Mulcahy.

Prince was appointed CEO of Citigroup in 2003 and remained in this position until his retirement in 2007. He is a member of the board of directors of Johnson & Johnson and a trustee of The Brookings Institution and of The Juilliard School. He is also a member of the Council on Foreign Relations and the Business Council.

A graduate of the University of Southern California in Los Angeles, Prince also holds a master’s degree in international relations and a law degree from the University of Southern California, and a Master of Laws degree from Georgetown University.

Xerox’s board of directors today also declared a quarterly cash dividend of 4.25 cents per share on Xerox common stock. The dividend is payable on Oct. 31 to shareholders of record on Sept. 30.

In addition, the board promoted Stephen Cronin, president, Xerox Global Services, to a senior vice president of the corporation. Cronin joined the company in 1989 and has held a variety of senior positions in Xerox’s European and developing markets organizations.

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Media Contact:

Bill McKee, Xerox Corporation, 585-423-4476, bill.mckee@xerox.com

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